PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Enters into Definitive Agreement

to Sell its Seattle Operations

EXTON, PA - (Marketwired – April 3, 2014) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure and the development of a Bitcoin trading platform, today announced that it has entered into an asset purchase agreement with EC Company (“EC”) for approximately $2.7 million.

The agreement proposes that EC, an Oregon-based electrical contracting company, purchase substantially all of the assets and assume certain liabilities of WPCS International- Seattle, Inc. (the “Seattle Operations”), in an all-cash transaction, at a target sales price of approximately $2.7 million, subject to adjustment based on the closing date balance sheet of the Seattle Operations. The closing is anticipated for May 31, 2014 and is subject to certain conditions to be fulfilled prior to closing, including WPCS shareholder and NASDAQ approval.

According to Interim CEO Sebastian Giordano, “We are pleased to enter into this agreement to sell the Seattle Operations, which will provide additional liquidity and working capital of approximately $2 million to the Company. We remain focused on stabilizing cash flow and restructuring our debt while remaining opportunistic about non-dilutive transactions such as this with EC. We will continue to improve our remaining operations and reduce corporate overhead while we move closer towards monetizing the BTX trading platform.”

About WPCS International Incorporated:

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Alliance Advisors, LLC

Valter Pinto

Phone: (914) 669-0222

Email: valter@allianceadvisors.net